EXHIBIT 10.3

                                 [FORM OF]
                   EMPLOYMENT AND NON-COMPETE AGREEMENT

     THIS AGREEMENT is between AutoZone, Inc., a Nevada corporation and its various subsidiaries (collectively "AutoZone"), and [Employee], an individual ("Employee") dated as of August 31, 1999 ("Effective Date").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties are agreed as follows:

1. EMPLOYMENT. AutoZone agrees to employ Employee and Employee agrees to remain in the employment of AutoZone, or a subsidiary or affiliate, until the expiration or earlier termination of this Agreement.

2. TERM. This Agreement shall be effective as of the Effective Date and terminate on September 1, 2002 unless terminated sooner pursuant to Paragraph 8, 9, or 10.

3. SALARY.  Employee shall receive a salary from AutoZone as follows:
   During the term of this Agreement, Employee shall receive annual compensation of [Base Salary], subject to increases as determined by the Compensation Committee of the Board of Directors ("Base Salary"). The Base Salary amount shall be paid on a pro-rated basis for all partial years based on a 364 day year. AutoZone reserves the right to increase the Base Salary above the amounts stated above in its sole discretion. All salary shall be paid at the same time and in the same manner that AutoZone's other officers are paid.

4. BONUS. During the term of this Agreement, Employee shall receive a bonus up to 50% of his Base Salary in accordance with policies and procedures established by AutoZone's Compensation Committee and Board of Directors which shall be based upon the financial and operational goals and objectives for the Employee and AutoZone established by the Compensation Committee for each of AutoZone's fiscal years ("Target") in accordance with AutoZone's Executive Incentive Compensation Plan. The Target is established at the sole discretion of the Compensation Committee and Board of Directors and is subject to review and revision at any time upon notification to the Employee. All bonuses shall be paid at the same time and in the same manner that AutoZone's other officers are paid.

5. DUTIES. Employee shall serve as AutoZone's Senior Vice President performing such duties as AutoZone's Board of Directors may direct from time to time and as are normally associated with such a position. AutoZone may, in its sole discretion, alter, expand or curtail the services to be performed by Employee or position held by Employee from time to time, without adjustment in compensation. Employee shall devote his entire time and attention to AutoZone's business. During the term of this Agreement, Employee shall not engage in any other business activity that conflicts with his duties with AutoZone, regardless of whether it is pursued for gain or profit. Employee may, however, invest his assets in or serve on the Board of Directors of other companies so long as they do not require Employee's services in the day to day operation of their affairs and do not violate AutoZone's conflict of interest policy. Notwithstanding, Employee may from time to time invest deminimus amounts in the publicly traded stock of Competitors upon written approval of AutoZone's General Counsel.

6. OTHER BENEFITS. Other benefits to be received by Employee from AutoZone shall be the ordinary benefits received by AutoZone's other executive officers, which may be changed by AutoZone in its sole discretion from time to time.

7. TAXES. Employee understands that all salary, bonus and other benefits will be subject to reduction for amounts required to be withheld by law as taxes and otherwise.

8. TERMINATION BY AUTOZONE.

     (a) WITHOUT CAUSE. AutoZone may terminate this Agreement without Cause at any time upon notice to Employee. In such event, Employee shall continue to be paid his then current Base Salary (on a pro-rated basis in the same manner as Employee is then receiving his base salary) until one year after the termination date ("Continuation Period"). During the Continuation Period, Employee shall not receive any bonus payments. During the Continuation Period, Employee shall continue to be an employee of AutoZone or a subsidiary (on leave of absence), and Employee's stock options shall continue to vest and be exercised in the manner set forth in the respective stock option agreements until the end of the Continuation Period, at which time Employee's employment with AutoZone shall be terminated and further stock option exercise and vesting shall be governed by the terms of the stock option agreement. During the Continuation Period, Employee shall receive such other benefits as other employees of AutoZone, including, but not limited to, health and life insurance, on the same terms and conditions. AutoZone shall pay Employee a prorated bonus for the fiscal year in which this Agreement is terminated pursuant to this paragraph calculated based on the period of time elapsed during such fiscal year until this Agreement is terminated and the formula established by the Compensation Committee for officers for that fiscal year. Said bonus shall be paid when other officer bonuses are paid for that fiscal year. AutoZone shall have no other obligations other than those stated herein upon the termination of this Agreement and Employee hereby releases AutoZone from any and all obligations and claims except those as are specifically set forth herein.

     (b) WITH CAUSE. AutoZone shall have the right to terminate this Agreement and Employee's employment with AutoZone for Cause at any time. Upon such termination for Cause, Employee shall have no right to receive any compensation, salary, or bonus and shall immediately cease to receive any benefits (other than those as may be required pursuant to the AutoZone Pension Plan or by law) and any stock options shall be governed by the respective stock option agreements in effect between the Employee and AutoZone at that time. "Cause" shall mean the willful engagement by the Employee in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise. For this purpose, no act or failure to act by the Employee shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone.

9. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at anytime upon written notice to AutoZone. Upon such termination, Employee's employment shall terminate and Employee shall cease to receive any further salary, benefits, or bonus, and all stock options granted shall be governed by the respective stock option agreement(s) between the Employee and AutoZone.

10. TERMINATION BY EMPLOYEE UPON A CHANGE OF CONTROL. Employee may terminate this Agreement upon a Change of Control of AutoZone by giving written notice to AutoZone within sixty days of the occurrence of a Change of Control. Upon giving such notice to AutoZone, Employees employment shall terminate and Employee shall cease to receive any payments or benefits pursuant this Agreement and all stock options held by Employee shall be govern by the respective stock option agreement(s). Any of the following events shall constitute a "Change of Control": (a) the acquisition after the date hereof, in one or more transactions, of beneficial ownership (as defined in Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended ("Exchange Act")), by any person or entity or any group of persons or entities who constitute a group (as defined in Section 13(d)(3) under the Exchange Act) of any securities such that as a result of such acquisition such person, entity or group beneficially owns AutoZone, Inc.'s then outstanding voting securities representing 51% or more of the total combined voting power entitled to vote on a regular basis for a majority of the board of Directors of AutoZone, Inc. or (b) the sale of all or substantially all of the assets of AutoZone (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where AutoZone or the beneficial owners (as defined in Rule 13d-3(a)(1) under the Exchange Act) of capital stock of AutoZone do not receive (i) voting securities representing a majority of the total combined voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity or (ii) securities representing a majority of the total combined equity interest in the acquiring entity, if other than a corporation; provided however, that the foregoing provisions of this Paragraph 10 shall not apply to any transfer, sale or disposition of shares of capital stock of AutoZone to any person or persons who are affiliates of AutoZone on the date hereof. A "Change in Management" shall be deemed to occur only upon the current Chief Executive Officer or Chief Operating Officer of AutoZone changing.

11. EFFECT OF TERMINATION. Any termination of Employee's service as an officer of AutoZone shall be deemed a termination of Employee's service on all boards and as an officer of all subsidiaries of AutoZone.

12. NON-COMPETE. Employee agrees that he will not, for the period commencing on the termination date of this Agreement pursuant to Paragraph 8 or 9 (whichever is applicable) of this Agreement and ending on

     (i) the date two years after said termination date of this Agreement if either Employee voluntarily terminates this Agreement or this Agreement is terminated by AutoZone for Cause or

     (ii) the end of the Continuation Period if this Agreement is terminated by AutoZone without Cause,

     be engaged in or concerned with, directly or indirectly, any business related to or involved in the retail sale of auto parts to "DIY" customers, or the wholesale or retail sale of auto parts to commercial installers in any state, province, territory or foreign country in which AutoZone operates now or shall operate during the term set forth in this non-compete paragraph (herein called "Competitor"), as an employee, director, consultant, beneficial or record owner, partner, joint venturer, officer or agent of the Competitor.

     The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances and are in exchange for the obligations undertaken by AutoZone pursuant to this Agreement.

     Further, Employee agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AutoZone any employee of AutoZone during the term of this non-compete obligation.

     If at any time a court of competent jurisdiction holds that any portion of this Non-Compete section is unenforceable for any reason, then Employee shall forfeit his right to any further salary, bonus, stock option exercises, or benefits from AutoZone during any Continuation Period. This Paragraph 12 shall not apply to a termination by Employee pursuant to Paragraph 10.

13. CONFIDENTIALITY. Unless otherwise required by law, Employee shall hold in confidence any proprietary or confidential information obtained by him during his employment with AutoZone, which shall include, but not be limited to, information regarding AutoZone's present and future business plans, vendors, systems, operations and personnel. Confidential information shall not include information: (a) publicly disclosed by AutoZone; (b) rightfully received by Employee from a third party without restrictions on disclosure (c) approved for release or disclosure by AutoZone; or (d) produced or disclosed pursuant to applicable laws, regulation or court order. Employee acknowledges that all such confidential or proprietary information is and shall remain the sole property of AutoZone and all embodiments of such information shall remain with AutoZone.

14. BREACH BY EMPLOYEE. The parties further agree that if, at any time, despite the express agreement of the parties hereto, Employee violates the provisions of this Agreement by violating the Non-Compete or Confidentiality sections, or by failing to perform his obligations under this Agreement, Employee shall forfeit any unexercised stock options, vested or not vested, and AutoZone may cease paying any further salary or bonus. In the event of breach by Employee of any provision of this Agreement, Employee acknowledges that such breach will cause irreparable damage to AutoZone, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, AutoZone shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach of any such provision.

15. DEATH OF EMPLOYEE OR DISABILITY. If Employee should die or become disabled (such that he is no longer capable of performing his duties) during the term of this Agreement, then all salary and bonus shall cease as of the date of his death or disability, all stock options shall be governed by the terms of the respective stock option agreements, and Employee shall receive disability or death benefits as may be provided under AutoZone's then existing policies and procedures related to disability or death of AutoZone employees.

16. WAIVER. Any waiver of any breach of this Agreement by AutoZone shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of AutoZone.

17. ASSIGNMENT. Employee acknowledges that his services are unique and personal. Accordingly, Employee shall not assign his rights or delegate his duties or obligations under this Agreement. Employee's rights and obligations under this Agreement shall inure to the benefit of and be binding upon AutoZone successors and assigns. AutoZone may assign this Agreement to any wholly-owned subsidiary operating for the use and benefit of AutoZone.

18. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties related to the matters discussed herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19. JURISDICTION. This Agreement shall be governed and construed by the laws of the State of Tennessee, without regard to its choice of law rules. The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in Shelby County, Tennessee.

20. SURVIVAL. Sections 8, 12, 13, 14 and 19 of this Agreement shall survive any termination of this Agreement or Employee's employment with AutoZone (including, without limitation termination pursuant to Paragraphs 8, 9, or 10).


IN WITNESS WHEREOF, the respective parties execute this Agreement.


AUTOZONE, INC.


By: _________________________       _____________________________
                                    Employee
Title: ________________________
                                    _____________________________
                                     Date
By: _________________________
                                    ____________________________
Title: ________________________     Social Security Number

Schedule to Form of Employment and Non-Compete Agreement

This Schedule indicates the names of the persons that signed this agreement with the material terms which are marked in brackets ([]) in the agreement.



EMPLOYEE                  BASE SALARY

Bruce Clark               $250,000
Joseph Fabiano            $230,000